Exhibit 10.16.3

March 22, 2004

Mr. W. Bradley Blair, II
c/o Golf Trust of America, Inc.
14 N. Adger's Wharf
Charleston, South Carolina 29401

  Re:
  Golf Trust of America, Inc.: Amendment to Employment Agreement,
  Assignment of Pledged Shares and Forgiveness of Loan

Dear Brad:

        With reference to that certain (i) Second Amended and Restated Employment Agreement (the "Employment Agreement") dated February 25, 2001, by and between you and Golf Trust of America, Inc. (the "Company"), (ii) Master Pledge Agreement dated February 26, 2001, by and between you and the Company (the "Pledge Agreement"), and (iii) the non-recourse Master Promissory Note dated February 26, 2001 executed by you for the benefit of the Company (the "Note" and together with the Employment Agreement and Pledge Agreement, the "Agreements"), and in consideration of the modified obligations of the respective parties hereto, you (the "Executive") and the Company hereby agree as follows:

          1.    Base Salary.    Section 4(a) of the Employment Agreement shall be amended and restated as follows:

      Base Salary.    As of March 22, 2004, the Executive's base salary is $381,654.47 (the "March 2004 Base Salary"). In consideration of various factors, certain of which are discussed above, the following shall be applicable: (i) effective as of April 1, 2004, the Company shall pay the Executive 75% of the March 2004 Base Salary per calendar year, or $286,240.85, to be prorated for the Executive's partial year's service, if applicable (the "April 2004 Base Salary"), and (ii) effective as of January 1, 2005, the Company shall pay the Executive 50% of the March 2004 Base Salary per calendar year, or $190,827.24, to be prorated for the Executive's partial year's service, if applicable. The Executive's base salary payments made pursuant to this Section shall be paid according to the standard payroll practices of the Company (regarding, e.g., timing of payments, standard employee deductions, income tax withholdings, social security deductions, and etc.) as in place from time to time.

          2.    Time Commitment.    Notwithstanding the provisions of Sections 3(c) and 9(a) of the Employment Agreement, as a result of the reduction in Executive's March 2004 Base Salary as set forth in Section 1 of this letter agreement, the Executive shall be required to devote such amount of Executive's full working time and attention to the Company and its business as the circumstances may reasonably require.

          3.    Loan and Pledged Shares.

            3.1    Representation regarding Pledged Shares.    The Executive hereby represents that the Executive has full right, title and interest in and to the Pledged Shares (as defined in the Pledge Agreement) and the Executive has not transferred, pledged or hypothecated such Pledged Shares other than pursuant to the Pledge Agreement.

            3.2    Assignment of the Pledged Shares.    In consideration for the Company's agreements in Section 3.3 of this letter agreement, the Executive: (i) hereby assigns to the Company good and marketable title to the Pledged Shares, together with any and all proceeds of the Pledged Shares, including, without limitation, any and all dividends, income, interest and distributions earned from or attributable to the investment or deposit of the Pledged Shares, and (ii) shall execute and deliver to the Company the attached stock power certificate (and such other documents as may be necessary to cause such transfer of the Pledged Shares to the Company) as of the Effective Date (defined on the signature page to this letter agreement).

            3.3    Forgiveness of Loan and Interest.    Provided that the Company shall have received good and marketable title to the Pledged Shares, the Company hereby:

              3.3.1 forgives (i) the Company's original loan to the Executive pursuant to the Note in the amount of $1,150,319.95 (which amount is defined as the "Original Principal Amount" under the Note and the "Initial Funds" under the Pledge Agreement), (ii) all Additional Advances (as defined in the Note), and (iii) all accrued interest on (i) and (ii); and

              3.3.2 cancels the Note.

          4.    Pledge Agreement.    Upon the parties' performance of their respective obligations in this letter agreement, the Pledge Agreement shall terminate.

          5.    Milestone Payment.    The Company acknowledges and agrees that (i) the Executive is entitled to the performance milestone payment described in Section 4.A.(b)(i)(B) of the Employment Agreement in the amount of $1,233,907, plus accrued interest, and (ii) no outstanding conditions to payment of such performance milestone payment exist.

          6.    Employment Agreement.    Except as expressly amended and/or restated by this letter agreement, the Employment Agreement shall remain in full force and effect.

        If the foregoing correctly reflects our understandings, please execute this letter agreement and return a duly executed copy thereof to the undersigned.

Thank you.
Sincerely,
/s/ SCOTT D. PETERS Scott D. Peters Chief Financial Officer
AGREED TO AND APPROVED BY:
/s/ W. BRADLEY BLAIR, II W. Bradley Blair, II
Date: March 22, 2004 ("Effective Date")

S T O C K    P O W E R

        For value received, W. Bradley Blair, II, hereby assigns and transfers unto Golf Trust of America, Inc., a Maryland corporation (the "Company"), One Hundred Forty Three Thousand Seven Hundred and Ninety (143,790) shares (the "Shares") of common stock of the Company, par value $0.01 per share, standing in its name on the books of the Company represented by certificate(s) number(s) 192, 193, 288, 287, 360, 363, 368, 377, 401, 408, 418, 419, 421 through 425, and 450 and does hereby irrevocably constitute and appoint Scott D. Peters, attorney in fact, with full power of substitution, to transfer the Shares on the books of the Company.

Dated this 22 day of March, 2004.
/s/ W. BRADLEY BLAIR, II W. Bradley Blair, II